UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2014

COLT DEFENSE LLC

COLT FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

32-0031950
333-171547	27-1237687
(Registration Number)	(IRS Employer Identification Number)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 232-4489

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2014, Jeff Grody, Senior Vice President, General Counsel and Secretary of Colt Defense LLC, a Delaware limited liability company (collectively with its subsidiaries, the “Company”), resigned from those positions and as a named executive officer of the Company. On that date, Colt’s Manufacturing Company LLC, a wholly owned subsidiary of the Company, and Mr. Grody also entered into a severance agreement (the “Severance Agreement”).  Under the Severance Agreement, Mr. Grody has agreed to continue to provide services to the Company through July 3, 2015.  In exchange for providing such services, a release of claims and certain post-employment restrictions, the Company has agreed to pay to Mr. Grody a combination of salary and severance pay in lieu of salary at the rate of Mr. Grody’s current base salary through July 4, 2015 and reimburse a portion of Mr. Grody’s medical and dental insurance continuation coverage costs through December 31, 2014.

The above description does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Mr. John Coghlin will succeed Mr. Grody as Senior Vice President and General Counsel on or about July 7, 2014.  Mr. Coghlin will report to Dennis Veilleux, the Company’s Chief Executive Officer.  Mr. Coghlin joins the Company with over twenty years of experience in law and risk management.  Mr. Coghlin attended Tufts University where he earned a B.A. in International Relations in 1988 and Boston College Law School where he earned a J.D. in 1991.

ITEM 9.01           Exhibits.

EXHIBIT NO.	DESCRIPTION
10.1	Severance Agreement between Jeff Grody and Colt’s Manufacturing Company LLC, dated as of July 3, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLT DEFENSE LLC

By:	/s/ Dennis Veilleux
Name:	Dennis Veilleux
Title:	Chief Executive Officer and Manager

Dated:  July 3, 2014